Monarch Casino Secures Transaction Approval From the Colorado Limited Gaming Control Commission

RENO, NV -- (Marketwire - April 19, 2012) - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) ("Monarch"), owner of the Atlantis Casino Resort Spa (the "Atlantis") in Reno, Nevada, announced today that the Colorado Limited Gaming Control Commission has approved Monarch's proposed acquisition of Riviera Black Hawk, Inc. ("Riviera Black Hawk") pursuant to the definitive stock purchase agreement between Monarch, Riviera Operating Corporation ("ROC") and ROC's parent company, Riviera Holdings Corporation. The transaction is expected to close by the end of April, 2012.

"We are delighted to have received approval from the Colorado Limited Gaming Control Commission and look forward to completing this transaction," said John Farahi, Co-Chairman and Chief Executive Officer of Monarch. "We are excited to welcome Riviera Black Hawk to the Monarch team."

Monarch, through its subsidiary Monarch Growth Inc., has entered into a definitive stock purchase agreement to acquire Riviera Black Hawk, Inc., the owner of the Riviera Black Hawk Casino (the "Acquisition"). The Riviera Black Hawk Casino opened in 2000 and is located in Black Hawk, Colorado, approximately 40 miles west of Denver. The property is the first casino encountered by visitors arriving from Denver on Highway 119 and features approximately 32,000 square feet of casino space, 750 slot machines, 8 table games, a 250 seat buffet-style restaurant and a parking structure with approximately 500 spaces. Monarch owns a 1.5 acre land parcel contiguous to the Riviera Black Hawk Casino which can be utilized for future expansion.

Monarch Casino & Resort, Inc., through its subsidiary, Golden Road Motor Inn, Inc., owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada which features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 38 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge and a poker room. The Company and its predecessors have operated a facility on the Atlantis site since 1972.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) future operating performance; (ii) economic and market conditions, (iii) the liquidity requirements of the Company, (iv) completion of the Acquisition, (v) plans, objectives and expectations regarding the Acquisition, and (vi) integration of the Acquisition. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Additional information concerning potential factors that could affect the Company's financial results is included in the Company's Securities and Exchange Commission filings, which are available on the Company's web site at www.monarchcasino.com.

Contacts:
Lee Hernandez
Director of Planning & Analysis
(775) 825-4700
LHernandez@MonarchCasino.com

Ron Rowan
CFO of Monarch
(775) 825-4700
RRowan@MonarchCasino.com

John Farahi
CEO of Monarch
(775) 825-4700
JFarahi@MonarchCasino.com

For additional information visit Monarch's website at MonarchCasino.com